Exhibit 99.1

Ampio Announces Results of the Open Label Portion of the Multiple Intra-articular Injections (MI) Study of Ampion™ in Patients with Osteoarthritis of the Knee at Week Twelve of the Trial

Updates of the 47 patient and 320 patient MI studies

ENGLEWOOD, CO., October 16, 2014 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced updates for the STRUT and STRIDE multiple injection studies that are proceeding simultaneously.

Dr. Vaughan Clift, Ampio’s Chief Regulatory Officer explained “The seven (7) patient ‘open label’ phase of the 47 patient STRUT study was performed to assure that multiple injections of AmpionTM were safe. Each patient received three 4ml intra-articular injections of Ampion™, one at baseline, the second at 2 weeks and the third at four weeks. In addition, every patient received a high resolution MRI prior to the first injection and eight weeks after the last injection. There were no drug related serious adverse events reported during the first 12 weeks of this current trial. The further results of this open label phase are as follows:

•	WOMAC A: This primary endpoint pain score for the 7 patients improved by 95% from baseline at 12 weeks. (WOMAC A mean (SD) improved from 2.27(0.59) at baseline to 0.11(0.23) at week 12, mean difference (95% CI) -2.11(-2.71,-1.52), p=0.0001). In comparison, the WOMAC A pain score for the SPRING study improved by 42% at the same time point.

•	WOMAC B: This secondary endpoint measurement of stiffness, also improved significantly by 89% from baseline at week 12 (from mean (SD) of 2.75(0.82) to 0.29(0.49), mean difference (95%CI) -2.43(-3.16,-1.70) p=0.0002). In comparison the WOMAC B score in the SPRING study showed no improvement over baseline at the same time point.

•	WOMAC C: This secondary endpoint of a validated measure of simple daily physical functions improved by 92% from baseline at week 12 (WOMAC C mean (SD) improved from 2.37(0.55) to 0.19(0.23), mean difference (95% CI) -2.16(-2.83,-1.49), p=0.0002). In comparison, the WOMAC C score in the Spring Study improved by 22 % at the same time point.

•	PATIENT’S GLOBAL ASSESSMENT of DISEASE Severity (PGA): As measured by the 5 point Likert score, this secondary endpoint improved significantly by 59% from baseline at week 12 (PGA from mean(SD) 3.50(0.84) to 1.43(0.53), mean difference(95%CI) -2.14(-3.27,-1.02) p=0.003 ). In comparison the PGA score in the Spring Study improved by 33% at the same time point.

“We have also completed enrollment and dosed the forty (40) additional patients of the randomized, placebo controlled phase of the STRUT study using the same multiple injections protocol and high resolution MRI analysis as the open label phase of the study. We will release these results as soon as they are available.”

Dr. Clift concluded “Ampio has also started the treatment phase of the randomized, placebo controlled, 320 patient STRIDE study that will follow the same multiple injection protocol as the STRUT study but will not include MRI analysis.”

“The results so far are encouraging”, noted Michael Macaluso, Ampio’s Chairman and CEO. “Baseline MRI’s and synovial fluid analysis for each patient performed just prior to the start of the injections, were repeated at week 12 and are currently being compared to baseline to explore whether there are additional clinical benefits beyond pain relief and improved function and stiffness. The MRI’s were submitted to an international Radiology expert whose expertise is in quantifying cartilage repair and the results will be announced when received by the company. Our manufacturing facility is now operational as demonstrated by the production of several thousand Ampion™ dose vials in preliminary engineering runs.”

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the completion, timing and size of the registered direct offering, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

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Ampio Pharmaceuticals, Inc.

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